Exhibit 99.1

Arcimoto Reports Second Quarter 2019 Financial Results and Provides Corporate Update

EUGENE, Ore., August 14, 2019 – Arcimoto, Inc.® (NASDAQ: FUV) — makers of the Fun Utility Vehicle® (FUV®), Rapid Responder™, and Deliverator™ — affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today provided a corporate update and announced financial results for the second quarter ended June 30, 2019.

The Company will be broadcasting a company update video as part of the webcast. The video can be viewed at this YouTube link.

Recent Highlights:

●	Successfully proved out assembly line pre-production process builds in anticipation of production of first retail FUV Evergreen Editions.

●	FUV pre-orders increased to 4,128 units as of June 30, 2019, as compared to 3,217 units as of December 31, 2018, and 2,800 units as of June 30, 2018

●	Teamed with GoCar Tours to develop a next-gen fleet of FUVs for GPS-guided tours in San Francisco

●	Announced collaboration with Sol Mar Vida to deploy first international rental fleet of 100 FUVs to Costa Rica for beachside tourist rentals

●	The FUV was showcased at several industry and investor events, including participation at the Wall Street Journal “Future of Everything” Festival in New York City and the 9th Annual LD Micro Invitational Investor Conference in Los Angeles

●	Management provided keynote speeches at the Singularity University’s Exponential Manufacturing Summit in Thailand, as well as the Canaccord Genuity Future of Transport Conference.

Management Commentary

“The second quarter of 2019 was marked by continued pre-production testing and fine tuning in advance of retail-series production of our Evergreen Edition Fun Utility Vehicle,” said Mark Frohnmayer, Founder and President of Arcimoto. “We continue to build key offtake partnerships, such as with GoCar Tours and Sol Mar Vida, to further grow demand for the FUV worldwide. We believe this strategy will efficiently build market awareness and address high-value commercial FUV applications, ranging from tourism leisure rentals to urban delivery.”

“Our 4,128 pre-orders and continued net pre-order growth stand as testaments to the strong market demand potential for the FUV, which we believe will help catalyze a fundamental shift in perception towards the rightsizing of the footprint of global mobility. We are ready to execute on the next leg of our growth, and are planning for the successful near-term launch of the FUV. We look forward to delivering upon a vision more than a decade in the making,” concluded Frohnmayer.

Second Quarter 2019 Financial Results

Total revenues in the second quarter of 2019 were $8,454 as compared to $85,332 in the second quarter of 2018. Sources of revenue in the second quarter of 2019 were merchandise sales and metal fabrication revenue.

The Company incurred an operating loss of $3.7 million in the second quarter of 2019, compared to $2.2 million in the second quarter of 2018. The Company incurred a net loss of $3.9 million, or ($0.23) per share in the second quarter of 2019, compared to a net loss of $2.2 million, or ($0.14) per share, in the second quarter of 2018.

The Company had $1.2 million in cash and cash equivalents as of June 30, 2019, compared to $4.9 million cash and cash equivalents as of March 31, 2019 and December 31, 2018.

Earnings Webcast Details

Management will host an investor webcast at 2:00 p.m. PDT (5:00 p.m. EDT) on August 14, 2019, to discuss Arcimoto’s second quarter 2019 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Second Quarter 2019 Investor Webcast

Date: Wednesday, August 14, 2019

Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)

Webcast: https://zoom.us/webinar/register/WN_uKUWgLrPRYGOVIgLGUeujg

Please login to the webcast 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the IR section of the Arcimoto website at https://www.arcimoto.com/investor/.

The Company will be broadcasting an earnings update video as part of the webcast. The video can be viewed at the Arcimoto YouTube channel at https://www.youtube.com/arcimoto.

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle, Rapid Responder, and Deliverator are some of the lightest, most affordable, and most appropriate electric vehicles suitable for everyday transport. For more information, please visit www.arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to international FUV deliveries to Costa Rica, our ability to work with GoCar Tours, and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

Greg Falesnik

Main: 949-385-6449

investor@arcimoto.com

Public Relations Contact:

Susan Donahue

Main: 646-454-9378

pr@arcimoto.com